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                                                                    EXHIBIT 99.1

                                [CDI LETTERHEAD]
                                                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                                    03-001
                                                       CONTACT: JIM NELSON
DATE: JANUARY 8, 2003                                  TITLE:   VICE CHAIRMAN


                         CAL DIVE ISSUES PREFERRED STOCK
                       CONVERTIBLE AT $30 PER COMMON SHARE

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) today announced that it has completed the private placement of $25 million of a newly designated class of preferred stock which is convertible into 833,334 shares of Cal Dive common at $30 per share. The preferred stock was issued to a private investment firm.

The preferred stock holder has the right to purchase as much as $30 million in additional preferred stock for a period of two years beginning in July, 2003. The conversion price of the additional preferred stock will equal 125% of the then prevailing price of Cal Dive common stock, subject to a minimum price of $30 per common share.

The preferred stock will have a minimum annual dividend rate of 4%, subject to adjustment, payable in cash or common shares at Cal Dive's option. After the second anniversary, the holder may redeem the value of their original investments in the preferred shares. A unique feature of the agreement is that the company has the option of settling the preferred stock redemption in cash for the value of the common stock that would have been issued. Cal Dive has agreed to file a registration statement with the Securities and Exchange Commission to register the common stock issuable under the agreement.

Owen Kratz, Chief Executive Officer of Cal Dive, stated, "Our 2003 capital budget of $170 million marks the close of a $750 million expansion program: $450 million of new deepwater contracting assets have been added in the last two years and over $300 million of oil and gas investments are being completed this year. While we are comfortable with existing debt facilities in place to fund these requirements, this preferred stock issuance gives us the financial flexibility to execute our business plan with confidence as we integrate our expansion program."

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward-looking statements are based are beyond the company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.